Exhibit 99.1

Riot Platforms Reports First Quarter 2025 Financial Results, Current Operational and Financial Highlights

Riot Reports $161.4 million in Total Revenue and Deployed Hash Rate of 33.7 EH/s

CASTLE ROCK, Colo., May 1, 2025 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), an industry leader in vertically integrated Bitcoin mining, reported financial results for the three-month period ended March 31, 2025. The accompanying presentation materials are available on Riot’s website.

“Riot made strong progress on a number of key financial and strategic initiatives during the first quarter of 2025, which I am excited to announce today,” said Jason Les, CEO of Riot. “We achieved a new record for quarterly revenue this quarter, at $161.4 million, driven by the significant work our teams have put in during the preceding years, including the multi-year development of the first phase of our Corsicana Facility, significantly expanding our hash rate, and further enhancing our operating efficiency.

“In April 2025, Riot acquired Rhodium’s mining operations and tangible property that were hosted at our Rockdale Facility, as part of a settlement agreement which also included mutual dismissal of all existing litigation. Rhodium’s 125 MW of previously contracted power capacity at our Rockdale Facility has now been repurposed for our self-mining operations, while operating losses associated with this legacy contract, which equated to nearly $15 million in 2024 alone, and associated litigation expenses, will now be eliminated going forward.

“During the first quarter of 2025, Riot continued to make significant progress on the development of our AI/HPC data center business. In March, Altman Solon completed their feasibility study, which highlighted several factors making the Corsicana site a particularly attractive asset to data center tenants. We are also further increasing the attractiveness of the site by acquiring additional development land near the Corsicana Facility, enhancing connectivity to the site through the addition of new fiber lines and expanding water access on site. Construction work on the substation, to be completed in early 2026, also continues and will bring a total of 1.0 GW of power capacity online once completed. I am extremely pleased with the progress we have already made on this front and look forward to announcing continued progress in the coming months.”

First Quarter 2025 Financial and Operational Highlights

Key financial and operational highlights for the first quarter include:

●	Total revenue of $161.4 million, as compared to $79.3 million for the same three-month period in 2024. The increase was primarily driven by a $71.5 million increase in Bitcoin Mining revenue.
●	Produced 1,530 bitcoin, as compared to 1,364 during the same three-month period in 2024.
●	The average cost to mine bitcoin, excluding depreciation, was $43,808 in the quarter, as compared to $23,034 per bitcoin in the same three-month period in 2024. The increase was primarily driven by the block subsidy ‘halving’ event, which occurred in April 2024, and a 41% increase in the average global network hash rate as compared to the same period in 2024.
●	Bitcoin Mining revenue of $142.9 million for the quarter, as compared to $71.4 million for the same three-month period in 2024, primarily driven by higher average bitcoin prices and an increase in operational hash rate, partially offset by the block subsidy ‘halving’ event and an increase in average global network hash rate.
●	Engineering revenue of $13.9 million for the quarter, as compared to $4.7 million for the same three-month period in 2024. Engineering revenue for the quarter now includes the financial results of E4A Solutions, LLC, which was acquired in December 2024.
●	Maintained industry-leading financial position, with $310.3 million in working capital, including $163.7 million in unrestricted cash on hand, $74.2 million in restricted cash, and $71.0 million in marketable equity securities.
●	Held 19,223 unencumbered bitcoin, equating to approximately $1.6 billion based on a market price for one bitcoin on March 31, 2025, of $82,534.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining operations in central Texas and Kentucky, and electrical engineering and fabrication operations in Denver, Colorado, and Houston, Texas.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” similar expressions and their negatives are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements relating to the Company’s development at its facilities and the Company’s plans, projections, objectives, expectations, and intentions about future events and trends that it believes may affect the Company’s financial condition, results of operations, business strategy, short-term and long- term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation: risks related to the Company’s growth, the anticipated demand for AI/HPC uses, the feasibility of developing the Company’s power capacity for AI/HPC uses, competition in the markets in which the Company operates, market growth, the Company’s ability to innovate and expand into new markets, the Company’s ability to realize benefits from its implementation of new strategies into its business, estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the development of our mining facilities in Texas, Kentucky and elsewhere; our expected schedule of new miner deliveries; our access to electrical power; the impact of weather events on our operations and results; our ability to successfully deploy new miners; the variance in our mining pool rewards may negatively impact our results of Bitcoin production; our megawatt capacity under development; risks related to the Company’s inability to realize the anticipated benefits from immersion cooling; the inability to integrate acquired businesses successfully, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; or the failure of the Company to otherwise realize anticipated efficiencies and strategic and financial benefits from our business strategies. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal quarter ended December 31, 2024, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward- looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:
Phil McPherson
IR@Riot.Inc

303-794-2000 ext. 110

Media Contact:
Alexis Brock
303-794-2000 ext. 118
PR@Riot.Inc

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA.” EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a performance measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We exclude impairments and gains or losses on sales or exchanges of Bitcoin from our calculation of Adjusted EBITDA for all periods presented.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiency from period-to-period by making such adjustments. Additionally, Adjusted EBITDA is used as a performance metric for share-based compensation.

Adjusted EBITDA is provided in addition to, and should not be considered to be a substitute for, or superior to, net income, the most comparable measure under GAAP for Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial measure:

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$(296,367)	$211,777
Interest income	(3,397)	(8,189)
Interest expense	2,308	384
Income tax expense (benefit)	437	(22)
Depreciation and amortization	77,926	32,343
EBITDA	(219,093)	236,293

Adjustments:
Stock-based compensation expense	29,576	32,000
Acquisition-related costs	76	—
Change in fair value of derivative asset	(41,894)	(20,232)
Change in fair value of contingent consideration	(8,252)	—
Unrealized loss (gain) on equity method investment - marketable securities	63,238	—
Loss (gain) on sale/exchange of equipment	129	—
Casualty-related charges (recoveries), net	—	(2,300)
Other (income) expense	(93)	(8)
License fees	(24)	(24)
Adjusted EBITDA	$(176,337)	$245,729

The Company defines Cost to Mine as the cost to mine one Bitcoin, excluding Bitcoin miner depreciation, as calculated in the table below.

	Three Months Ended
	March 31,
	2025	2024
Cost of power for self-mining operations	$61,830	$28,555
Other direct cost of revenue for self-mining operations(1)(2), excluding Bitcoin miner depreciation	12,988	7,994
Cost of revenue for self-mining operations, excluding Bitcoin miner depreciation	74,818	36,549
Less: power curtailment credits(3)	(7,801)	(5,131)
Cost of revenue for self-mining operations, net of power curtailment credits, excluding Bitcoin miner depreciation	67,017	31,418
Bitcoin miner depreciation(4)(5)	57,062	22,439
Cost of revenue for self-mining operations, net of power curtailment credits, including Bitcoin miner depreciation	$124,079	$53,857

Quantity of Bitcoin mined	1,530	1,364
Production value of one Bitcoin mined(6)	$93,385	$52,343

Cost to mine one Bitcoin, excluding Bitcoin miner depreciation	$43,808	$23,034
Cost to mine one Bitcoin, excluding Bitcoin miner depreciation, as a % of production value of one Bitcoin mined	46.9%	44.0%

Cost to mine one Bitcoin, including Bitcoin miner depreciation	$81,109	$39,485
Cost to mine one Bitcoin, including Bitcoin miner depreciation, as a % of production value of one Bitcoin mined	86.9%	75.4%

(1)	Other direct cost of revenue includes compensation, insurance, repairs, and ground lease rent and related property tax.

(2)	During the three months ended March 31, 2025 and 2024, we paid cash of approximately $21.0 million and $92.0 million and, respectively, in total deposits and payments for the purchase of miners. Costs to finance the purchase of miners were zero in all periods presented as the miners were paid for with cash from the Company’s cash balance. The seller did not provide any financing nor did the Company borrow from a third-party to purchase the miners.

(3)	Power curtailment credits are credited against our power invoices as a result of temporarily pausing our operations to participate in ERCOT’s Demand Response Service Programs. Our fixed-price power purchase contracts enable us to strategically curtail our mining operations and participate in these programs, which significantly lower our cost to mine Bitcoin. These credits are recognized in Power curtailment credits on our Condensed Consolidated Statements of Operations, outside of cost of revenue, but significantly reduce our overall cost to mine Bitcoin.

(4)	We capitalize the acquisition cost of our miners and include these costs in Property and equipment, net on our Condensed Consolidated Balance Sheets. The miners are depreciated over an estimated useful life of three years, during which time, the miners are expected to generate Bitcoin revenue. We do not consider depreciation expense in determining whether it is economical to operate our miners since depreciation is a non-cash expense and is not a variable operating cost that can be avoided even if we curtail operations temporarily. Depreciation expense incurred is disclosed for each respective period in the table above.

(5)	The following table presents the future depreciation expense of all of our Bitcoin miners:

Remainder of 2025	$183,117
2026	204,986
2027	144,643
2028	7,263
Total	$540,009

(6)	Computed as revenue recognized from Bitcoin mined divided by the quantity of Bitcoin mined during the same period.